Exhibit 24(b)8(h)

SERVICE AGREEMENT

This Agreement is entered into effective as of the             day of             , 2017, by and between FIDELITY INVESTMENTS INSTITUTIONAL OPERATIONS COMPANY, INC. (“FIIOC”), FIDELITY DISTRIBUTORS CORPORATION (“FDC”) (collectively, “FIDELITY”) and THRIVENT FINANCIAL FOR LUTHERANS (“Company”).

WHEREAS, FIDELITY provides transfer agency and other services to Fidelity’s Variable Insurance Products Fund, Variable Insurance Products Fund II, Variable Insurance Products Fund III, Variable Insurance Products Fund IV and Variable Insurance Products Fund V (collectively “Funds”); and

WHEREAS, the services provided by FIDELITY on behalf of the Funds include responding to inquiries about the Funds, including the provision of information about the Funds’ investment objectives, investment policies, portfolio holdings, etc; and

WHEREAS, Company holds shares of the Funds in order to fund certain variable annuity contracts, group annuity contracts, and/or variable life insurance policies, the beneficial interests in which are held by individuals, plan trustees, or others who look to Company to provide information about the Funds similar to the information provided by FIDELITY; and

WHEREAS, the Company and one or more of the Funds have entered into one or more Participation Agreements, under which the Company agrees not to provide information about the Funds except for information provided by the Funds or their designees; and

WHEREAS, FIDELITY and Company desire that Company provide the services listed on Exhibit 1 (“Services”) for individual variable annuity owners, (“Clients”); and

WHEREAS, FIDELITY and Company recognize that Company’s efforts in providing such Services will reduce the burden that such inquiries would place on FIDELITY should such inquiries be directed to FIDELITY.

NOW, THEREFORE, the parties do agree as follows:

1. Information to be Provided to Company. FIDELITY agrees to provide to Company, on a periodic basis, directly or through a designee, information about the Funds’ investment objectives, investment policies, portfolio holdings, performance, etc. The content and format of such information shall be as FIDELITY, in its sole discretion, shall choose. FIDELITY may change the format and/or content of such informational reports, and the frequency with which such information is provided. For purposes of Section 4.2 of each of the Company’s Participation Agreement(s) with the Funds, FIDELITY represents that it is the designee of the Funds, and Company may therefore use the information provided by FIDELITY without seeking additional permission from the Funds.

2. Use of Information by Company. Company may use the information, in its discretion, provided by FIDELITY in communications to individuals, plan trustees, or others who have legal title or beneficial interest in the annuity products issued by Company, and to prospective purchasers of such products or beneficial interests thereunder. If such information is contained as part of larger pieces of sales literature, advertising, etc., such pieces shall be furnished for review to the Funds in accordance with the terms of the Company’s Participation Agreements with the Funds. Nothing herein shall give the Company the right to expand upon, reformat or otherwise alter the information provided by FIDELITY. Company acknowledges that the information provided it by FIDELITY may need to be supplemented with additional qualifying information, regulatory disclaimers, or other information before it may be conveyed to persons outside the Company.

3. Compensation to Company. In recognition of the fact that Company will provide Services that otherwise would be handled by FIDELITY, FIDELITY agrees to pay Company a quarterly fee computed as follows:

At the close of each calendar quarter FIDELITY will determine the Average Daily Assets held in the Funds by the Company. Average Daily Assets shall be the sum of the daily assets for each calendar day in the quarter divided by the number of calendar days in the quarter. The Average Daily Assets shall be multiplied by             . The resulting number shall be the quarterly fee for that quarter.

Should any Participation Agreement(s) between Company and any Fund(s) be terminated effective before the last day of a quarter, Company shall be entitled to a fee for that portion of the quarter during which the Participation Agreement was still in effect, unless such termination is due to misconduct on the part of the Company. For such a stub quarter, Average Daily Assets shall be the sum of the daily assets for each calendar day in the quarter through and including the date of termination of the Participation Agreement(s), divided by the number of calendar days in that quarter for which the Participation Agreement was in effect. Such Average Daily Assets shall be multiplied by             and that number shall be multiplied by the number of days in such quarter that the Participation Agreement was in effect, then divided by three hundred sixty-five. The resulting number shall be the quarterly fee for the stub quarter.

4. Term. This Agreement shall commence on the Effective Date continue in force for one (1) year from the Effective Date hereof and thereafter shall be renewed automatically for successive annual periods; provided however that with respect to 12b-1 Payments, as defined herein, such renewal must be approved by an affirmative vote of a majority of the Trustees of those Funds that have adopted plans in compliance with Rule 12b-1, including a majority of those Trustees that are not “interested persons” (as defined in the 1940 Act) of such Funds and who have no direct or indirect financial interest in the operation of the Agreement or any agreement related thereto (the “Qualified Trustees”). The obligation to make 12b-1 Payments hereunder, may be terminated with respect to any of the Funds at any time without penalty by FIDELITY, on 30 days written notice, upon an affirmative vote of the majority of the outstanding “voting securities” (as defined in the 1940 Act) of such Fund or upon the affirmative vote of the Qualified Trustees of such Fund. 12b-1 Payments shall terminate automatically in the event of the Company’s termination of recordkeeping and administrative services with respect to all Clients invested in the Funds, or either party’s termination of this Agreement. In addition, 12b-1 Payments shall terminate automatically in the event of the assignment of this Agreement.

5. Termination. This Agreement may be terminated by Company at any time upon written notice to FIDELITY. FIDELITY may terminate this Agreement at any time upon thirty (30) days’ written notice to Company. FIDELITY may terminate this Agreement immediately upon written notice to Company (1) if required by any applicable law or regulation, (2) if so required by action of the Fund(s) Board of Trustees, or (3) if Company engages in any material breach of this Agreement. This Agreement shall terminate immediately and automatically upon the termination of Company’s Participation Agreement(s) with the Funds, and in such event no notice need be given hereunder.

6. Applicable Law. This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of the State of New York.

7. Assignment. This Agreement may not be assigned without the prior written consent of the parties, except that it shall be assigned automatically, to any successor to FIIOC as the Funds’ transfer agent, and any such successor shall be bound by the terms of this Agreement.

8. Rule 12b-1. Certain payments made under this Agreement shall be made pursuant to a plan in compliance with Rule 12b-1 of the Securities and Exchange Commission (“12b-1 Payments”). Such payments shall be made for recordkeeping services and not for distribution.

9. Indemnification. Company agrees to indemnify Fidelity and the Funds and each of their agents, designees and affiliates for any loss, claim, liability or expense arising from Company providing or failing to provide Services to its Clients.

IN WITNESS WHEREOF, the parties have set their hands as of the date first written above.

FIDELITY INVESTMENTS INSTITUTIONAL OPERATIONS COMPANY, INC.

By:
Cliff Poirier, SVP

FIDELITY DISTRIBUTORS CORPORATION

By:
Robert Bachman, EVP

THRIVENT FINANCIAL FOR LUTHERANS

By:

Name:	Teresa J. Rasmussen

Title:	President

EXHIBIT 1

SERVICES

1.

Customer Records: Company shall maintain separate records for each Customer with respect to each of the Funds held by such Customer. Records shall reflect shares purchased, redeemed, and exchanged, including the date and price and charges assessed for all transactions, share balances and share lot histories.

2.

Customer Servicing: Company shall (i) answer Customer inquiries (through electronic and other means) regarding Fund status and history, share prices, dividend amounts and payment dates, and the manner in which purchases, redemptions and exchanges of shares may be effected; (ii) provide Customers with information through electronic means; (iii) verify Customers’ requests for changes to account information; and (iv) handle correspondence from Customers about their accounts.

3.	Statements and Confirmations: Company shall forward Customer statements and confirmations as required by law.

4.	Cash Settlement: Company shall make available to each underlying Customer his or her proceeds of any Fund redemptions, liquidations or distributions.

5.

Trading and Late Processing: Company shall execute all purchase orders in accordance with the terms and conditions set forth in the Funds’ prospectus including, but not limited to, Fund minimums, breakpoints and rights of accumulation. Company shall place orders for purchases, redemptions, and/or exchanges in accordance with the following terms:

(a)

Orders and Acceptance: Company acknowledges that if Company accepts Orders prior to the close of trading on a business day, they shall be treated as having been received by FIDELITY on such business day. If such Orders are received after close of trading on a business day, they shall not be treated as having been accepted by Company or FIDELITY on such business day.

(b)

Instructions from Company pursuant to Orders shall be processed and transmitted by Company to FIDELITY or its designee. Company shall transmit instructions which are pursuant to Orders authorized by its Customers. Such instructions shall specify (i) either the number of shares or the dollar amount of any such Order, (ii) the applicable Fund(s) and (iii) the business day on which the Order was accepted by Company.

(c)

Instructions pursuant to Orders shall be properly communicated to and received by FIDELITY by 9:00 a.m. Eastern Time of the business day next following the business day on which the Order was accepted by Company. Such instructions shall be effected at the public offering price of the shares of the respective Fund calculated as of the close of trading on the business day on which the Order was accepted by Company. If such instructions for an Order of shares of the Funds are received by FIDELITY after 9:00 a.m. Eastern Time of the business day next following the business day on which the Order was accepted by Company, Company shall be responsible for any claim, demand, loss, expense or cause of action suffered by FIDELITY or the Funds, or affiliates of either, as a result of such delay.

6.

Tax Reporting: Company shall be responsible for all reporting, cost basis, tax withholding requirements and taxpayer identification number (“TIN”) compliance with respect to any underlying Customer holding shares of the Funds.

7.	Escheatment: Company shall comply with all applicable state escheatment rules for any underlying Customers accounts.

8.	Dividends and Distributions: Company shall calculate and distribute all daily accruing dividends and periodic distributions for each underlying Customer account.

9.	Fund Closings: Company shall monitor and restrict activity in any Funds that are deemed closed to new investors consistent with the terms and conditions of the Funds’ prospectus.

10.

Transparency: Company shall provide monthly reports, to be transmitted to FIDELITY electronically and no less than quarterly, in FIDELITY’s format. Reports provided to FIDELITY should include, at a minimum, the following information: Fund name, CUSIP, plan name, plan number, plan city and state, financial advisor’s first and last name, financial advisor’s city state and zip, beginning balance, contributions, redemptions, ending balance, and applicable product name (if any). Company will make a reasonable effort to provide, under certain circumstances, or make available daily data if requested by FIDELITY.

11.

Oversight: To evidence Company’s compliance with the terms and conditions of the Fund’s prospectus, Company shall, at the reasonable request of FIDELITY, participate in an annual call regarding omnibus account compliance, submit information extracted from an Independent Service Auditor’s assessment (e.g., SSAE-16, FICCA), if available and contractually permitted, solicit any applicable third party record keeper to provide underlying account information, and submit reports or materials that Company and FIDELITY mutually agree are reasonably necessary to assist FIDELITY in evaluating whether Company is performing its obligations outlined in this contract.

12.

Large Trades: Company shall provide FIDELITY with large trade notifications, to the extent reasonably practicable, and in a manner mutually agreeable by the parties to this Agreement. These notifications should include, but not be limited to, Company- driven advisory trades or plan level retirement trades.

13.

Standards: Company shall make reasonable efforts to work with FIDELITY to automate the processes under this Agreement, including the adoption of NSCC and industry standards in order to help reduce expenses of Fund shareholders.